EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements of Prologis on Form S-3 (Nos. 33-92490, 333-38515, 333-74917, 333-79813, 333-86081, 333-43546, 333-43544, 333-36578, 333-04961, 333-60374, 333-63992, 333-95737, 333-75722, 333-88150, 333-102166 and 333-105717) and Form S-8 (Nos. 333-31421, 333-26597, 333-69001, 333-46700, 333-46698, 333-70274 and 333-97895) of our report dated March 4, 2005, except for Note 19, as to which the date is August 5, 2005, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Catellus Development Corporation, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
San Francisco, California
September 19, 2005